ASSET PURCHASE AGREEMENT

by and between

AXIOLOGIX EDUCATION CORPORATION

and

EDUMEDIA SOFTWARE SOLUTIONS CORPORATION

ASSET PURCHASE AGREEMENT

ASSET PURCHASE AGREEMENT, dated as of January 24, 2011 (this “Agreement”), by and between Axiologix Education Corporation, a Nevada corporation (“Buyer”) and Edumedia Software Solutions Corporation, a New York corporation ("Seller").

WITNESSTH:

WHEREAS, Seller conducts a business which develops, owns, markets and sells a web based, electronic portfolio and assessment development software application for students and educators under the trade name “E*Pad” (the “Business”); and

WHEREAS, Buyer desires to purchase substantially all of the assets of the Business from Seller, and Seller desires to sell substantially all of the assets of the Business to Buyer, upon the terms and subject to the conditions hereinafter set forth;

NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS

Section 1.01        Definitions.

(a)           The following terms, as used herein, have the following meanings:

“Closing Date” means the date of the Closing.

“Environmental Laws” means any and all federal, state, local and foreign statutes, laws (including common or case law), regulations, ordinances, rules, judgments, judicial decisions, orders, decrees, codes, plans, injunctions, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions, relating to the environment or to emissions, discharges or releases of pollutants, contaminants, petroleum or petroleum products, chemicals or industrial, toxic, radioactive or hazardous substances or wastes into the environment, including (without limitation) ambient air, surface water, ground water, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, petroleum or petroleum products, chemicals or industrial, toxic, radioactive or hazardous substances or wastes or the clean-up or other remediation thereof.

“Intellectual Property Right” means any trademark, service mark, registration thereof or application for registration therefore, trade name, invention, patent, patent application, trade secret, know-how, copyright, copyright registration, application for copyright registration, or any other similar type of proprietary intellectual property right, in each case which is owned or licensed by Seller or any affiliate of Seller and used or held for use in the Business.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset.

 “Permitted Lien” means (i) Liens for taxes not yet due or being contested in good faith, or (ii) Liens which do not materially detract from the value of any Purchased Asset as now used, or materially interfere with any present or intended use of any Purchased Asset.

“Person” means an individual, a corporation, a limited liability company, a partnership, an association, a trust or other entity or organization, including a government or political subdivision or an agency or instrumentality.

“Post-Closing Tax Period” means any Tax period (or portion thereof) ending after the Closing Date.

“Pre-Closing Tax Period” means any Tax period (or portion thereof) ending on or before the close of business on the Closing Date.

"Taxes" means any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, uses, ad valorem, franchise, capital, paid-up capital, profits, greenmail, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any governmental authority (domestic or foreign) responsible for the imposition of any such tax.

(b)    Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Assumed Liabilities	2.03
Benefit Arrangements	3.14(c)
Business	Recitals
Buyer Shares	2.06
Closing	2.07
Commission	3.22(a)
Commission Documents	4.05
Contracts	2.01(b)
Damages	7.02
Employee Benefit Plan	3.14(c)
Excluded Assets	2.02
Excluded Liabilities	2.04
Governmental Entity	3.03
Material Adverse Effect	3.01
Permits	3.10
Purchased Assets	2.01
Purchase Price	2.06
Securities Act	2.07

ARTICLE II
PURCHASE AND SALE

Section 2.01   Purchase and Sale.  Upon the terms and subject to the conditions of this Agreement, Buyer agrees to purchase from Seller and Seller agrees to sell, transfer, assign and deliver, or cause to be sold, transferred, assigned and delivered, to Buyer at Closing, free and clear of all Liens, other than Permitted Liens, all of the assets, properties and business, other than the Excluded Assets, of every kind and description, wherever located, real, personal or mixed, tangible or intangible, owned, held or used in the conduct of the Business by Seller as the same shall exist on the Closing Date, including all of the assets shown on the Seller Balance Sheet and not disposed of in the ordinary course of business, and all assets of the Business thereafter acquired by Seller (the “Purchased Assets”), and including, without limitation, all right, title and interest of Seller in, to and under:

(a)           All personal property and interest therein, including equipment, furniture, office equipment, communications equipment;

(b)           All rights under all contracts, agreements, leases, licenses, commitments, sales and purchase orders and other instruments, including without limitation the items listed on Sections 3.09 and 3.14 of the Seller Disclosure Schedule (collectively, the “Contracts”);

(c)           All accounts, notes and other receivables;

(d)           All prepaid expenses to the extent relating to the operation of the Business;

(e)           All of Seller’s rights, claims, credits, causes of action or rights of set-off against third parties relating to the Purchased Assets, including (without limitation) un-liquidated rights under manufacturers’ and vendors’ warranties;

(f)           All patents, copyrights, trademarks, trade names, service marks, service names, technology know-how, processes, trade secrets, inventions, proprietary data, formulae, research and development data, computer software programs and other intangible property and any applications for the same used in the Business, including (without limitation) the items listed on Section 3.13 of the Seller Disclosure Schedule;

(g)           All domain names and URLs used in connection with the Business;

(h)           All transferable licenses, permits or other governmental authorizations affecting, or relating in any way to, the Business, including (without limitation) the items listed on Section 3.10 of the Seller Disclosure Schedule;

(i)           All books, records, files and papers, whether in hard copy or computer format, used in the Business, including (without limitation) engineering information, sales and promotional literature, manuals and data, sales and purchase correspondence, lists of present and former suppliers, lists of present and former customers, and any information relating to Tax imposed on the Purchased Assets;

(j)           All computer software programs and data used in connection with the Business; and

(k)          All goodwill associated with the Business or the Purchased Assets, together with the right to represent to third parties that Buyer is the successors to the Business.

Section 2.02        Excluded Assets.  Buyer expressly understands and agrees that the following assets and properties of Seller (the “Excluded Assets”) will be excluded from the Purchased Assets:

(a)          All minute books and ownership records of Seller; and

(b)          Any Purchased Assets sold or otherwise disposed of in the ordinary course of the operation of the Business and not in violation of any provisions of this Agreement during the period from the date hereof until the Closing Date.

Section 2.03        Assumption of Liabilities.  Upon the terms and subject to the conditions of this Agreement, Buyer agrees, effective at the time of the Closing to assume all obligations of Seller to be performed after the Closing under the Contracts, but specifically excluding any liability or obligation that arises out of or relates to any breach that occurred on or before the Closing Date (the “Assumed Liabilities”).

Section 2.04        Excluded Liabilities.  Notwithstanding any provision in this Agreement or any other writing to the contrary, Buyer is assuming only the Assumed Liabilities and is not assuming any other liability or obligation of Seller (or any predecessor owner of all or part of its business and assets) of whatever nature whether presently in existence or arising hereafter.  All such other liabilities and obligations shall be retained by and remain obligations and liabilities of Seller (all such liabilities and obligations not being assumed being herein referred to as the “Excluded Liabilities”), and, notwithstanding anything to the contrary in this Section 2.04, none of the following shall be Assumed Liabilities for the purposes of this Agreement:

(a)           Any liability or obligation for Tax arising from or with respect to the Purchased Assets or the operations of the Business which is incurred in or attributable to the Pre-Closing Tax Period;

(b)           Any liability or obligation under the Contracts that arises after the Closing Date but that arises out of or relates to any breach that occurred on or before the Closing Date;

(c)           Any liability or obligation relating to employee benefits or compensation arrangements existing on or prior to the Closing Date; and

(d)           Any liability or obligation relating to an Excluded Asset.

Section 2.05           Assignment of Contracts and Rights.  Anything in this Agreement to the contrary notwithstanding, this Agreement shall not constitute an agreement to assign any Purchased Asset or any claim or right or any benefit arising thereunder or resulting therefrom if an attempted assignment thereof, without the consent of a third party thereto, would constitute a breach or other contravention thereof to in any way adversely affect the rights of Buyer or Seller thereunder.  Each of Seller and Buyer will use their best efforts (but without any payment of money by Seller or Buyer) to obtain the consent of the other parties to any such Purchased Asset or any claim or right or any benefit arising thereunder for the assignment thereof to Buyer as Buyer may request.  If such consent is not obtained, or if an attempted assignment thereof would be ineffective or would adversely affect the rights of Seller thereunder so that Buyer would not in fact receive all such rights, each of Seller and Buyer will cooperate in a mutually agreeable arrangement under which Buyer would obtain the benefits and assume the obligations thereunder in accordance with this Agreement, including subcontracting, sublicensing, or subleasing to Buyer, or under which Seller would enforce for the benefit of Buyer, with Buyer assuming Seller’s obligations, any and all rights of Seller against a third party thereto.  Seller will promptly pay to Buyer when received all monies received by Seller under any Purchased Asset or any claim or right or any benefit arising thereunder.  In such event, Seller and Buyer shall, to the extent the benefits therefrom and obligations thereunder have not been provided by alternative arrangements satisfactory to Buyer and Seller, negotiate in good faith an adjustment in the consideration paid by Buyer for the Purchased Assets.

Section 2.06        Purchase Price; Allocation of Purchase Price.

The purchase price for the Purchased Assets (the “Purchase Price”) is:

(i)            10,000,000 authorized, but unissued, shares of Common Stock, par value $0.001 per share, of Buyer (the “Buyer Shares”); and

(ii)           $120,000 in cash, which will be payable by Buyer to Seller in weekly installments of $2,500 commencing on the Closing Date (the “Cash Portion”).

Section 2.07        Closing.  The closing (the “Closing”) of the purchase and sale of the Purchased Assets and the assumption of the Assumed Liabilities hereunder shall take place at the offices of Buyer in Egg Harbor Township, New Jersey as soon as possible, but in no event later than three business days, after the satisfaction of the conditions set forth in Article VI, or at such other time or place as Buyer and Seller may agree.  At the Closing,

(a)           Buyer shall deliver to Seller stock certificates representing the Buyer Shares;

(b)           Buyer shall deliver the first installment of the Cash Portion to Seller;

(c)           Seller and Buyer shall enter into an Assignment and Assumption Agreement substantially in the form attached hereto as Exhibit A; and

(d)           Seller shall deliver to Buyer such deeds, bills of sale, assignment, certificates or title, documents and other instruments of transfer and conveyance as may reasonably be requested by Buyer, each in form and substance satisfactory to Buyer and its legal counsel and executed by Seller.

Buyer and Seller agree that, effective as of the Closing, the Exclusive Worldwide Reseller Agreement between Buyer and Seller is terminated and of no further force or effect.

All Buyer Shares to be issued hereunder shall be deemed “restricted securities” as defined in paragraph (a) of Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”).  All Buyer Shares to be issued under the terms of this Agreement shall be issued pursuant to an exemption from the registration requirements of the Securities Act, under Section 4(2) of the Securities Act and the rules and regulations promulgated thereunder.  Certificates representing the Buyer Shares to be issued hereunder shall bear a restrictive legend in substantially the following form:

The securities represented by this certificate have not been registered under the Securities Act of 1933, as amended, and may not be offered for sale, sold, or otherwise disposed of, except in compliance with the registration provisions of such Act or pursuant to an exemption from such registration provisions, the availability of which is to be established to the satisfaction of the Company.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to Buyer that:

Section 3.01        Organization.  Seller  is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted.  Seller is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not in the aggregate have a material adverse effect on the business, assets, condition (financial or otherwise), results of operations or prospects (a “Material Adverse Effect”) of the Business.

Section 3.02        Authorization.  The execution, delivery and performance by Seller of this Agreement and the consummation by it of the transactions contemplated hereby are within its organizational powers and have been duly authorized by all necessary organizational action of Seller.  This Agreement has been duly and validly executed and delivered by Seller and constitutes a valid and binding agreement of Seller, enforceable against it in accordance with its terms.

Section 3.03        Governmental Authorization; Consents.

(a)           The execution, delivery and performance by Seller of this Agreement require no action by or in respect of, or filing with, any governmental body, agency, official or authority (a “Governmental Entity”).

(b)           Except as set forth on Section 3.03 of the Seller Disclosure Schedule, no consent, approval, waiver or other action by any Person (other than any governmental body, agency, official or authority referred to in (a) above) under any contract, agreement, indenture, lease, instrument, or other document to which Seller is a party or by which it is bound is required or necessary for the execution, delivery and performance of this Agreement by Seller or the consummation of the transactions contemplated hereby.

Section 3.04        Non-Contravention.  The execution, delivery and performance by Seller of this Agreement do not and will not (i) contravene or conflict with the articles of incorporation or bylaws of Seller, (ii) contravene or conflict with or constitute a violation of any provision of any law, regulation, judgment, injunction, order or decree binding upon or applicable to Seller; (iii) constitute a default under or give rise to any right of termination, cancellation or acceleration of any right or obligation of Seller or to a loss of any benefit to which Seller is entitled under any provision of any agreement, contract, or other instrument binding upon Seller or any license, franchise, permit or other similar authorization held by Seller or (iv) result in the creation or imposition of any Lien on any Purchased Asset.

Section 3.05        Sufficiency of and Title to Purchased Assets.

(a)           The Purchased Assets constitute, and on the Closing Date will constitute, all or the assets or property used or held for use in the Business.

(b)           Upon consummation of the transaction contemplated hereby, Buyer will have acquired good and marketable title in and to, or a valid leasehold interest in, each of the Purchased Assets, free and clear of all Liens, except for Permitted Liens.

Section 3.06        No Undisclosed Liabilities.  Except as and to the extent set forth in Section 3.06 of the Seller Disclosure Schedule, there are no liabilities of the Business of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances which could reasonably be expected to result in such a liability.

Section 3.07        Properties.  Seller has good and marketable title to, or in the case of leased property has valid leasehold interests in, all Purchased Assets (whether real or personal, tangible or intangible) reflected on the Seller Balance Sheet or acquired after the Seller Balance Sheet Date, except for properties and assets sold since the Seller Balance Sheet Date in the ordinary course of business consistent with past practices or as contemplated by this Agreement.  No Purchased Asset is subject to any Lien, except:

(a)  Liens disclosed on the Seller Balance Sheet;

(b)  Liens for taxes not yet due or being contested in good faith (and for which adequate accruals or reserves have been established on the Seller Balance Sheet); or

(c)  Liens which do not materially detract from the value of such property or assets as now used.

Section 3.08        Litigation.  Except as set forth in Section 3.08 of the Seller Disclosure Schedule, there is no action, suit, investigation, proceeding, review pending against, or to the knowledge of Seller threatened against or affecting, the Business or any Purchased Asset before any court or arbitrator or any Governmental Entity which, if determined or resolved adversely in accordance with the plaintiff’s demands, could reasonably be expected to have a Material Adverse Effect of the Business or which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated hereby.

Section 3.09        Material Contracts.

(a)  Except for agreements, contracts, plans, leases, arrangements or commitments set forth in Section 3.09 of the Seller Disclosure Schedule, with respect to the Business, Seller is not a party to or subject to:

(i)       Any lease providing for annual rentals of $1,000 or more;

(ii)  Any contract for the purchase of materials, supplies, goods, services, equipment or other assets providing for annual payments by Sellers of $1,000 or more;

(iii)  Any sales, distribution or other similar agreement providing for the sale by Seller of materials, supplies, goods, services, equipment or other assets that provides for annual payments to Seller of $1,000 or more;

(iv)   Any partnership, joint venture or other similar contract or arrangement;

(v)  Any contract relating to indebtedness for borrowed money or the deferred purchase price of property (whether incurred, assumed, guaranteed or secured by any asset), except contracts relating to indebtedness incurred in the ordinary course of business in an amount not exceeding $1,000;

(vi)  Any license agreement, franchise agreement or agreement in respect of similar rights granted to or held by Seller;

 (vii)   Any agency, dealer, reseller, sales representative or similar agreement;

(viii)  Any agreement, contract or commitment that substantially limits the freedom of Seller to compete in any line of business or with any Person or in any area or to own, operate, sell, transfer, pledge or otherwise dispose of or encumber any Purchased Asset or which would so limit the freedom of Buyer after the Closing Date;

(ix)      Any agreement, contract or commitment which is or relates to an agreement with or for the benefit of any affiliate of Seller; or

(x)  Any other contract or commitment not made in the ordinary course of business that is material to Seller.

(b)  Each agreement, contract, plan, lease, arrangement and commitment required to be disclosed on Section 3.09 of the Seller Disclosure Schedule is a valid and binding agreement of Seller and is in full force and effect, and neither Seller nor any other party thereto is in default in any material respect under the terms of any such agreement, contract, plan, lease, arrangement or commitment, nor to the knowledge of Seller, has any event or circumstance occurred that, with notice or lapse of time or both, would constitute any event of default thereunder.

Section 3.10        License and Permits.   Section 3.10 of the Seller Disclosure Schedule correctly describes each license, franchise, permit or other similar authorization affecting, or relating in any way to, the Business, together with the name of the Governmental Entity issuing such license or permit (the “Permits”).  Except as set forth on Section 3.12 of the Seller Disclosure Schedule, such Permits are valid and in full force and effect and are transferable by Seller, and none of the Permits will be terminated or impaired or become terminable as a result of the transactions contemplated hereby.  Upon consummation of such transactions, Buyer will have all right, title and interest to all such Permits.

Section 3.11        Compliance with Laws.  Seller is not in violation of, has not violated, and to Seller’s knowledge, is not under investigation with respect to or has been threatened to be charged with or given notice of any violation of, any law, rule, ordinance or regulation, or judgment, order or decree entered by any court, arbitrator or Governmental Entity applicable to the Purchased Assets or the conduct of the Business.

Section 3.12        Receivables.  All accounts, notes receivable and other receivables included in the Purchased Assetsarising from or otherwise relating to the Business at the Closing Date will be, valid genuine and fully collectible in the aggregate amount thereof, subject to normal and customary trade discounts, less any reserves for doubtful.

Section 3.13        Intellectual Property.

(a)           Section 3.13 of the Seller Disclosure Schedule sets forth a list of all Intellectual Property Rights, specifying as to each, as applicable: (i) the nature of such Intellectual Property Right, (ii) the owner of such Intellectual Property Right, (ii) the jurisdictions by or in which such Intellectual Property Right is recognized without regard to registration or has been issued or registered or in which an application for such issuance or registration has been filed, including the respective registration or application numbers; and (iv) material licenses, sublicenses and other agreements as to which Seller or any of its affiliates is a party and pursuant to which any Person is authorized to use such Intellectual Property Right, including the identity of the parties thereto and a description of the nature and subject matter thereof.

(b)           Seller exclusively owns, and after the Closing, Buyer will exclusively own, free and clear of all Liens, all right, title, interest in and to the Intellectual Property Rights needed to operate the Business as currently conducted and currently proposed to be conducted.

(c)           (i)   Seller has not during the five years preceding the date of this Agreement been sued or charged in writing with or been a defendant in any claim, suit, action or proceeding relating to the Business that has not been finally terminated prior to the date hereof and that involves a claim of infringement of patents, trademarks, service marks or copyrights, and (ii) Seller has no knowledge of any other claim or infringement by Seller, and no knowledge of any continuing infringement by any other Person of any Intellectual Property Rights.  No Intellectual Property Right is subject to any outstanding order, judgment, decree, stipulation or agreement restricting the use thereof by Seller with respect to the Business or restricting the licensing thereof by Seller to any Person.  Seller has not entered into any agreement to indemnify any other Person against any charge of infringement of any patent, trademark, service mark or copyright.

(d)           None of the processes and formulae, research and development results and other know-how relating to the Business, the value of which is contingent upon maintenance of the confidentiality thereof, has been disclosed by Seller or any affiliate thereof to any Person other than employees, representatives and agents of Seller.

Section 3.14        Employees.

(a)           Section 3.14 of the Seller Disclosure Schedule sets forth a true and complete list of the names, titles, and compensation of all employees of the Business. Seller does not have any collective bargaining arrangements or agreements covering any of employees of the Business.

(b)  Except as set forth on Section 3.14 of the Seller Disclosure Schedule, Seller has no employment contract, agreement regarding proprietary information, non-competition agreement, non-solicitation agreement, confidentiality agreement, or any other similar contract or restrictive covenant, relating to the right of any employee or consultant of the Business.

(c)           Except as set forth in Section 3.14 of the Seller Disclosure Schedule, Seller does not have, or contribute to, any pension, profit-sharing, option, other incentive plan, or any other type of Employee Benefit Plan (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), or have any obligation to or customary arrangement with employees of the Business for bonuses, incentive compensation, vacations, severance pay, sick pay, sick leave, insurance, service award, relocation, disability, tuition refund, or other benefits, whether oral or written (collectively, “Benefit Arrangements”).    Neither Seller nor any affiliate has incurred with respect to any Employee Benefit Plan any liability to the Pension Benefit Guaranty Corporation or other liability that could become, after the Closing Date, an obligation of Buyer or any of its affiliates.

Section 3.15        Environmental Compliance. Seller has obtained all material approvals, authorization, certificates, consents, licenses, orders and permits or other similar authorizations of all governmental authorities, or from any other person, that are required under any  Environmental Laws in connection with the Business.  There are no past or present events, conditions, circumstances, incidents, actions or omissions relating to or in any way affecting the Business or any Purchased Asset that violate or may violate any Environmental Law after the Closing Date or that may give rise to any environmental liability, or otherwise form the basis of any claim, action, demand, suit, proceeding, hearing, study or investigation (i) under any Environmental Law, or (ii) based on or related to the manufacture, processing, distribution, use, treatment, storage (including without limitation underground storage tanks), disposal, transport or handling, or the emission, discharge, release or threatened release of any hazardous substance.

Section 3.16         Tax Matters.  Except as set forth in Section 3.16 of the Seller Disclosure Schedule:

(a)           Seller has timely paid all Taxes, and all interest and penalties due thereon and payable by it for the Pre-Closing Tax Period which will have been required to be paid on or prior to the Closing Date, the non-payment of which would result in a Lien on any Purchased Asset, would otherwise adversely affect the Business or would result in Buyer becoming liable or responsible therefore.

(b)           Seller has established, in accordance with generally accepted accounting principles applied on a basis consistent with that of preceding periods, adequate reserves for the payment of, and will timely pay all Tax liabilities, assessments, interest and penalties which arise from or with respect to the Purchased Assets or the operation of the Business and are incurred in or attributable to the Pre-Closing Tax Period, the non-payment of which would result in a Lien on any Purchased Asset, would otherwise adversely affect the Business or would result in Buyer becoming liable or responsible therefore.

Section 3.17        Books and Records.  The records and documents of Seller accurately reflect in all material respects the information relating to the Business, the location of the Purchased Assets, and the nature of all transactions giving rise to the obligations or accounts receivable of the Business.

Section 3.18        Finders’ Fees.  There is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Seller who might be entitled to any fee or commission from Buyer or any of its affiliates upon consummation of the transactions contemplated by this Agreement.

Section 3.19        Absence of Certain Relationships.   None of (a) Seller, (b) any director or executive officer of Seller, or (c) any member of the immediate family of the Persons listed in (b) of this sentence, has any financial or employment interest in any subcontractor, supplier, or customer of the Business (other than holdings in publicly held companies of less than 2% of the outstanding capital stock of any such publicly held company).

Section 3.20        No Questionable Payments.  Neither Seller, nor any officer, agent, employee, or other person associated with, or acting on behalf of, Seller, nor any member of Seller has, directly or indirectly:  used any corporate funds for unlawful contributions, gifts, entertainment, or other unlawful expenses relating to political activity; made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns from corporate funds; violated any provision of the Foreign Corrupt Practices Act of 1977, as amended; or made any bribe, rebate, payoff, influence payment, kickback, or other unlawful payment.

Section 3.21        Completeness of Disclosure.  No representation or warranty by Seller or in this Agreement contains or, and at the Closing Date will contain, an untrue statement of material fact or omits or, at the Closing Date, will omit to state a material fact required to be stated therein or necessary to make the statements made not misleading.

Section 3.22        Investment Representations and Covenants.

(a)           Seller is acquiring the Buyer Shares for investment for its own account and not with a view to distribution or resale thereof, and it will not sell or otherwise transfer the Buyer Shares except in accordance with the provisions of the Securities Act and the rules and regulations promulgated under the Securities Act by the Securities and Exchange Commission (the “Commission”) and all applicable provisions of state securities laws and regulations.  Seller further acknowledges that it understands the foregoing to mean that it will not sell or otherwise transfer any Buyer Shares unless such securities are registered under the Securities Act and any other applicable federal or state securities laws, or it obtains an opinion of counsel satisfactory to Buyer (both as to the issuer of the opinion and the form and substance thereof) that the Buyer Shares may be transferred in reliance on an applicable exemption from the registration requirements of such laws.

(b)           Seller understands that acquisition of the Buyer Shares is a speculative investment involving a high degree of risk of the loss, and it is qualified by knowledge and experience to evaluate investments of this type.  It further acknowledges that it has carefully considered the potential risks relating to an investment in the Buyer Shares.

(c)           Seller is able to bear the economic risk of losing its entire investment in the Buyer Shares.

(d)           Seller understands and acknowledges that the Buyer Shares have not been registered under the Securities Act, or the securities laws of any state and, as a result thereof, are subject to substantial restrictions on transfer. It further acknowledges that the certificate or certificates representing the Buyer Shares shall bear a legend in substantially the form set forth in Section 2.07 hereof.

(e)           Seller has been afforded access to all material information (including, without limitation Buyer’s Form 10-Q for the fiscal quarter ended November 30, 2010 filed with the Commission on January 14, 2011 and Buyer’s Form 10-K for the fiscal year ended May 31, 2010 filed with the Commission on August 30, 2010 and all other reports, schedules, forms, statements and other documents filed by Buyer with the Commission)  that it has requested relevant to its decision to acquire the Buyer Shares and to ask questions of Buyer’s management.  It further acknowledges that, except as set forth herein, neither Buyer nor anyone acting on behalf of Buyer has made any representations or warranties to Seller (or any person acting on its behalf) which have induced, persuaded, or stimulated it to acquire such Buyer Shares.

(e)           Seller is an “accredited investor” within the meaning of Rule 501 under the Securities Act.  Either alone, or together with its investment advisor(s), Seller has the knowledge and experience in financial and business matters to be capable of evaluating the merits and risks of the prospective investment in the Buyer Shares, and Seller is and will be able to bear the economic risk of the investment in such Buyer Shares.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF
BUYER

Buyer hereby represents and warrants to Seller that:

Section 4.01        Organization.  Buyer is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not in the aggregate have a Material Adverse Effect on Buyer and its subsidiaries, taken as a whole.

Section 4.02        Corporate Authorization.  The execution, delivery and performance by Buyer of this Agreement and the consummation by Buyer of the transactions contemplated hereby are within its corporate powers and have been duly authorized by all necessary corporate action of Buyer.  This Agreement has been duly and validly executed and delivered by Buyer and constitutes a valid and binding agreement of Buyer, enforceable against it in accordance with its terms.

Section 4.03        Governmental Authorization; Consents.

(a)           The execution, delivery and performance by Buyer of this Agreement require no action by or in respect of, or filing with, any Governmental Entity.

(b)           No consent, approval, waiver or other action by an Person (other than any Governmental Entity referred to in (a) above) under any contract, agreement, indenture, lease, instrument, or other document to which Buyer is a party or by which it is bound is required or necessary for the execution, delivery and performance of this Agreement by Buyer or the consummation of the transactions contemplated hereby.

Section 4.04        Non-Contravention.  The execution, delivery and performance by Buyer of this Agreement do not and will not (i) contravene or conflict with the articles of incorporation or bylaws of Buyer, or (ii) contravene or conflict with or constitute a violation of any provision of any law, regulation, judgment, injunction, order or decree binding upon or applicable to Buyer.

Section 4.05        Commission Documents, Financial Statements.  Buyer has timely filed all reports, schedules, forms, statements and other documents required to be filed by it with the Commission pursuant to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (all of the foregoing including filings incorporated by reference therein being referred to herein as the “Commission Documents”).  At the times of their respective filings, Buyer’s Form 10-Q for the fiscal quarter ended November 30, 2010 (the “Form 10-Q”) and Buyer’s Form 10-K for the fiscal year ended May 31, 2010 (the “Form 10-K”) complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the Commission promulgated thereunder, and the Form 10-Q and Form 10-K did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  As of their respective dates, the financial statements of Buyer included in the Commission Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the Commission.  Such financial statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except (i) as may be otherwise indicated in such financial statements or the notes thereto or (ii) in the case of unaudited interim statements, to the extent they may not include footnotes or may be condensed or summary statements), and fairly present in all material respects the financial position of Buyer and its subsidiaries as of the dates thereof and the results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).

Section 4.06        Absence of Certain Changes.  Since November  30, 2010, except as disclosed in the Commission Documents, there has not been any material adverse change in the business, operations, properties, prospects or financial condition of Buyer and its subsidiaries, taken as a whole.

Section 4.07        Litigation.  There is no action, suit, investigation, proceeding, review pending against, or to the knowledge of Buyer threatened against or affecting, Buyer before any court or arbitrator or any Governmental Entity which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated hereby.

Section 4.08        Finders’ Fees.  There is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Buyer who might be entitled to any fee or commission from Seller or any of its affiliates upon consummation of the transactions contemplated by this Agreement.

Section 4.09        Validity of Buyer Shares to be Issued.  The Buyer Shares to be issued at the Closing are validly authorized and, when such Buyer Shares have been duly delivered pursuant to the terms of this Agreement, will not have been issued in violation of any preemptive or similar right of stockholder. When the Buyer Shares have been duly delivered pursuant to the terms of this Agreement, such Buyer Shares will be validly issued, fully paid, and nonassessable.

ARTICLE V
COVENANTS

Section 5.01        Covenants of Seller.  Seller agrees that:

(a)         No Inconsistent Actions.  During the period from the date of this Agreement and continuing until the Closing Date, Seller will not (i) take or agree or commit to take any action that would make any representation and warranty of Seller inaccurate in any respect at, or as of any time prior to, the Closing Date, or (ii) omit or agree or commit to omit to take any action necessary to prevent any such representation or warranty from being inaccurate in any respect at any such time.

(b)         Confidentiality.  Prior to the Closing Date and after any termination of this Agreement, Seller and its affiliates will hold, and will use best efforts to cause their respective officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of law, all confidential documents and information concerning Buyer furnished to Seller or its affiliates in connection with the transaction contemplated by this Agreement, except to the extent that such information can be shown to have been (i) previously known on a nonconfidential basis by Seller, (ii) in the public domain through no fault of Seller or (iii) later lawfully acquired by Seller from sources other than Buyer; provided that Seller may disclose such information to its officers, directors, employees, accountants, counsel, consultants, advisors and agents in connection with the transactions contemplated by this Agreement and to its lenders in connection with obtaining the financing for the transactions contemplated by this Agreement so long as such Persons are informed by Seller of the confidential nature of such information and are directed by Seller to treat such information confidentially.  The obligation of Seller and its affiliates to hold such information in confidence shall be satisfied if they exercise the same care with respect to such information as they would take to preserve the confidentiality of their own similar information.  If this Agreement is terminated, Seller and its affiliates will, and will use best efforts to cause their respective officers, directors, employees, accountants, counsel, consultants, advisors and agents to, destroy or deliver to Buyer, upon request, all documents and other materials, and all copies thereof, obtained by Seller and its affiliates or on their behalf from Buyer in connection with this Agreement that are subject to such confidence.

(c)         Access to Information.  Upon reasonable notice and subject to restrictions contained in confidentiality agreements to which such party is subject (from which such party shall use reasonable efforts to be released), Seller shall afford to the officers, employees, accountants, counsel and other representatives of Buyer, access, during normal business hours during the period prior to the Closing, to the Seller’s properties, books, contracts, commitments and records to the extent relating to the Purchased Assets and, during such period, Seller shall furnish promptly to the other all information concerning the Purchased Assets as Buyer may reasonably request.  Unless otherwise required by law or court order, Buyer will hold any such information which is nonpublic in confidence until such time as such information otherwise becomes publicly available through no wrongful act of Buyer, and in the event of termination of this Agreement for any reason Buyer shall promptly return all nonpublic documents obtained from Seller, and any copies or summaries made of such documents, to Seller.

(d)        Noncompetition.

(i)           Seller agrees that for a period of five full years following the Closing Date, neither Seller shall not (x) engage, either directly or indirectly, as a principal or for its own account or solely or jointly with others, or as an equity interest holder in or lender to, in any business that competes with the Business as it exists on the Closing Date within the United States; or (y) directly or indirectly solicit or induce any Person that was a customer or supplier or active prospective customer or supplier of the Business as of the Closing to terminate its business relationship with Buyer or to patronize any business directly in competition with the Business within the United States.

(ii)           Seller acknowledges and agrees that (a) the Seller is selling the goodwill related to the Business to Buyer in the transactions contemplated by this Agreement, (b) the relationships that the Business has with its customers, and suppliers are significant relationships necessary for Buyer to continue to conduct the Business, (c) the Business has national scope, and (d) Buyer has a reasonable, necessary and legitimate business interest in protecting the aforesaid assets and relationships, and that the covenants set forth in this Section 5.01(e) are reasonable in scope, duration and geographic area, and are necessary in order to protect these legitimate business interests.  Seller also acknowledges and agrees that the covenants it or he makes herein will not prevent it or he from practicing its or his profession for clients in any industry other than those covered by the Business or as permitted herein, and that its or his skills and expertise are transferable to serve clients operating in other industries.  Further, Seller has been advised by Buyer that the covenants and agreements set forth in this Section 5.01(e) are a material reason Buyer has agreed to consummate the transactions contemplated hereby.

(iii) If any provision contained in this Section 5.01(e) shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the other provisions of this Section, but this Section shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.  It is the intention of the parties that if any of the restrictions or covenants contained herein is held to cover a geographic area or to be for a length of time which is not permitted by applicable law, or in any way construed too broad or to any extent invalid, such provision shall not be construed to be null, void and of no effect, but to the extent such provision would be valid or enforceable under applicable law, a court of competent jurisdiction shall construe and interpret or reform this Section to provide for a covenant having the maximum enforceable geographic area, time period and other provisions (not greater than those contained herein) as shall be valid and enforceable under applicable law.  Seller acknowledges that Buyer would be irreparably harmed by any breach of this Section and that there would be no adequate remedy at law or in damages to compensate Buyer for any such breach.  Seller agrees that Buyer shall be entitled to injunctive relief requiring specific performance by Seller of this Section, and Seller consents to entry thereof.

Section 5.02        Covenants of Buyer.  Buyer agrees that:

(a)           No Inconsistent Actions.  During the period from the date of this Agreement and continuing until the Closing Date, Buyer will not (i) take or agree or commit to take any action that would make any representation and warranty of Buyer inaccurate in any respect at, or as of any time prior to, the Closing Date or (ii) omit or agree or commit to omit to take any action necessary to prevent any such representation or warranty from being inaccurate in any respect at any such time.

(b)           Confidentiality.  Prior to the Closing Date and after any termination of this Agreement, Buyer and its affiliates will hold, an will use best efforts to cause their respective officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of law, all confidential documents and information concerning Seller or the Purchased Assets furnished to Buyer or its affiliates in connection with the transaction contemplated by this Agreement, except to the extent that such information can be shown to have been (i) previously known on a nonconfidential basis by Buyer, (ii) in the public domain through no fault of Buyer or (iii) later lawfully acquired by Buyer from sources other than Seller; provided that Buyer may disclose such information to their respective officers, directors, employees, accountants, counsel, consultants, advisors and agents in connection with the transactions contemplated by this Agreement and to their respective lenders so long as such Persons are informed by Buyer of the confidential nature of such information and are directed by Buyer to treat such information confidentially.  The obligation of Buyer and its affiliates to hold such information in confidence shall be satisfied if they exercise the same care with respect to such information as they would take to preserve the confidentiality of their own similar information.  If this Agreement is terminated, Buyer and its affiliates will, and will use best efforts to cause their respective officers, directors, employees, accountants, counsel, consultants, advisors and agents to, destroy or deliver to Seller, upon request, all documents and other materials, and all copies thereof, obtained by Buyer and its affiliates or on their behalf from Seller in connection with this Agreement that are subject to such confidence.

Section 5.03        Covenants of All Parties.  Each party agrees that:

(a)           Best Efforts.  Subject to the terms and conditions of this Agreement, each of the parties hereto agrees to use its best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement.  The parties each agree to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be necessary or desirable in order to consummate or implement expeditiously the transactions contemplated by this Agreement.

(b)           Certain Filings.  The parties will cooperate with one another (i) in determining whether any action by or in respect of, or filing with, any Governmental Entity is require or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the transactions contemplated by this Agreement and (ii) in taking such actions or making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such actions, consents, approvals or waivers.

(c)           Public Announcements.  Seller understands that Buyer is a publicly traded corporation, and that the disclosure of information concerning Buyer and its business affairs and financial condition is strictly regulated by the Commission and other legal and administrative bodies.  Accordingly, Seller hereby agrees (i) that Buyer may make or disseminate any public statement, press release or other disclosure concerning this Agreement, any schedule or exhibit attached hereto, or the transactions and relationships contemplated hereby and thereby  as it deems necessary to comply with applicable law or regulation (including, without limitation, the filing of this Agreement and its exhibits and schedules) and (ii) to take reasonable measures not to make or disseminate any public statement, press release or other disclosure concerning this Agreement, any schedule or exhibit attached hereto, or the transactions and relationships contemplated hereby and thereby, without the prior written consent of Buyer (which consent may be given or withheld in its sole discretion).

(d)           Notices.  Each of the parties shall give prompt notice to the other party of: (i) any notice of, or other communication relating to, a default or event which, with notice or the lapse of time or both, would become a default, received by it or any of its subsidiaries subsequent to the date of this Agreement and prior to the Closing, under any agreement, indenture or instrument material to the financial condition, properties, businesses or results of operations of it and its subsidiaries, taken as a whole, to which it or any of its subsidiaries is a party or is subject; and (ii) any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement, which consent, if required, would breach the representations contained in Articles III and IV.

(e)           Tax Cooperation; Allocation of Taxes.

(i)           Seller and Buyer agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information and assistance relating to the Purchased Assets and the Business as is reasonably necessary for the filing of all Tax returns, and making of any election related to Taxes, the preparation for any audit by any taxing authority, and the prosecution or defense of any claim, suit or proceeding relating to any Tax return.  Seller and Buyer shall cooperate with each other in the conduct of any audit or other proceeding related to Taxes involving the Business and each shall execute and deliver such powers of attorney and other documents as are necessary to carry out the intent of this Section 5.03(e).

(ii)           All real property, personal property and similar ad valorem obligations levied with respect to the Purchased Assets for a taxable period which includes (but does not end on) the Closing Date shall be apportioned between Seller and Buyer as of the Closing Date based on the number of days of such taxable period included in the Pre-Closing Tax Period and the number of days of such taxable period included in the Post-Closing Tax Period.  Seller shall be liable for the proportionate amount of such taxes that is attributable to the Pre-Closing Tax Period, and Buyer shall be liable for the proportionate amount of such taxes that is attributable to the Post-Closing Tax Period.  Within 90 days after the Closing, Seller and Buyer shall present a statement to the other setting forth the amount of reimbursement to which each is entitled under this Section 5.03(e) together with such supporting evidence as is reasonably necessary to calculate the proration amount. The proration amount shall be paid by the party owing it to the other within 10 days after delivery of such statement.  Thereafter, Seller shall notify Buyer upon receipt of any bill for real or personal property taxes relating to the Purchased Assets, part or all of which are attributable to the Post-Closing Period, and shall promptly deliver such bill to Buyer who shall pay the same to the appropriate taxing authority, provided that if such bill covers the Pre-Tax Closing Period, Seller shall also remit prior to the due date of assessment to Buyer payment for the proportionate amount of such bill that is attributable to the Pre-Closing Tax Period.  In the event that either Seller or Buyer shall thereafter make a payment for which it is entitled to reimbursement under this Section 5.03(e), the other party shall make such reimbursement promptly, but in no event later than 30 days after the presentation of a statement setting forth the amount of reimbursement to which the presenting party is entitled along with such supporting evidence as is reasonably necessary to calculate the amount of reimbursement.  Any payment required under this Section and not made within 10 days after delivery of the statement shall bear interest at a rate of 10% per annum.

(iii)           Any transfer, documentary, sales, use or other Taxes assessed upon or with respect to the transfer of the Purchased Assets to Buyer and any recording or filing fees with respect thereto shall be the responsibility of Seller.

(f)           Employee Matters.  Seller acknowledges and agrees that neither Buyer nor any of its affiliates will offer employment to any employees of the Business. Seller shall retain all obligations and liabilities under any Employee Benefit Plans and Benefit Arrangements in respect of each employee or former employee (including any beneficiary thereof) of the Business, and neither Buyer nor any affiliate shall have any liability with respect thereto. Except as expressly set forth herein, no assets of any Employee Benefit Plan or Benefit Arrangement shall be transferred to Buyer or any of its affiliates or to any plan of Buyer or any of its affiliates.

ARTICLE VI
CONDITIONS

Section 6.01        Conditions to Each Party's Obligations.  The obligation of each party to consummate the Closing is subject to the satisfaction of the following conditions:

(a)  All authorizations, consents, orders or approvals of, or declarations or filings with, or expirations or terminations of waiting periods imposed by, any Governmental Entity, and all required third party consents (as set forth on Section 3.03 of the Seller Disclosure Schedule), shall have been filed, occurred or been obtained.

(b)  No statute, rule, regulation, executive order, decree or injunction shall have been enacted, entered, promulgated or enforced by any court or governmental authority which prohibits the consummation of the Closing and shall be in effect.

Section 6.02        Conditions to Obligation of Buyer.  The obligation of Buyer to consummate the Closing is subject to the satisfaction of the following further conditions:

(a)           The representations and warranties of Seller set forth in this Agreement shall be true and correct as of the date of this Agreement, and shall also be true in all material respects (except for such changes as are contemplated by the terms of this Agreement and such changes as would be required to be made in the exhibits to this Agreement if such schedules were to speak as of the Closing Date) on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date.

(b)           Seller shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

(c)           Buyer shall have received a certificate signed by the Chief Executive Officer of Seller confirming Sections 6.02(a) and (b).

(d)           Buyer shall have received (i) resolutions duly adopted by the Board of Directors of Seller approving the execution and delivery of this Agreement and all other necessary or proper organizational action to enable Seller to comply with the terms of this Agreement, and (ii) all other documents it may reasonably request relating to the existence of Seller and the authority of Seller for this Agreement, all in form and substance reasonable satisfactory to Buyer.

Section 6.03        Conditions to Obligation of Seller.  The obligation of Seller to consummate the Closing is subject to the following further conditions:

(a)           The representations and warranties of Buyer set forth in this Agreement shall be true and correct as of the date of this Agreement, and shall also be true in all material respects (except for such changes as are contemplated by the terms of this Agreement and such changes as would be required to be made in the exhibits to this Agreement if such schedules were to speak as of the Closing Date) on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date.

(b)           Buyer shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date.

(c)           Seller shall have received a certificate signed by the Chief Executive Officer of Buyer confirming Section 6.03(a) and (b).

(d)           Seller shall have received (i) resolutions duly adopted by the Board of Directors of Buyer approving the execution and delivery of this Agreement and all other necessary or proper corporate action to enable Buyer to comply with the terms of this Agreement, and (ii) all other documents it may reasonably request relating to the existence of Buyer and the authority of Buyer for this Agreement, all in form and substance reasonable satisfactory to Seller.

ARTICLE VII
SURVIVAL; INDEMNIFICATION

Section 7.01        Survival.  The covenants, agreements, representations and warranties of the parties hereto contained in this Agreement or in any certificate or other writing delivered pursuant hereto or in connection herewith shall survive the Closing until the second anniversary of the Closing Date or (a) in the case of Section 5.01(d), for the period set forth therein, (b) in the case of Section 5.01(b) or 5.02(b), indefinitely and (c) in the case of covenants, agreements, representations and warranties contained in Section 3.13, 3.14, 3.16, 5.03(e) or 5.03(f), until expiration of the applicable statute of limitations (giving effect to any waiver, mitigation or extension thereof).  Notwithstanding the preceding sentence, any covenant, agreement, representation or warranty in respect of which indemnity may be sought under Section 7.02 shall survive the time at which it would otherwise terminate pursuant to the preceding sentence, if notice of the inaccuracy or breach thereof giving rise to such right to indemnity shall have been given to the party against whom such indemnity may be sought prior to such time.

Section 7.02        Indemnification.

(a)            Seller hereby indemnifies Buyer against and agree to hold it harmless from any and all damage, loss, liability and expense (including without limitation reasonable expenses of investigation and reasonable attorneys’ fees and expenses in connection with any action, suit or proceeding) (“Damages”) incurred or suffered by Buyer arising out of (i) any misrepresentation or breach of warranty, covenant or agreement made or to be performed by Seller pursuant to this Agreement or (ii) the failure of either Seller to perform any Excluded Liability or any obligation or liability of the Business relating to the Excluded Assets.

(b)            Buyer hereby indemnifies Seller against and agrees to hold it harmless from any and all Damages incurred or suffered by Seller arising out of (i) any misrepresentation or breach of warranty, covenant or agreement made or to be performed by Buyer pursuant to this Agreement or (ii) the failure of Buyer to perform any Assumed Liability.

Section 7.03        Procedures.  The party seeking indemnification under Section 7.02 (the “Indemnified Party”) agrees to give prompt notice to the party against whom indemnity is sought (the “Indemnifying Party”) of the assertion of any claim, or the commencement of any suit, action or proceeding in respect of which indemnity may be sought under such Section.  The Indemnifying Party may at the request of the Indemnified Party participate in and control the defense of any such suit, action, or proceeding at its own expense.  The Indemnifying Party shall not be liable under Section 7.02 for any settlement effected without its consent (which consent will not be unreasonably withheld) of any claim, litigation or proceeding in respect of which indemnity may be sought hereunder.

ARTICLE VIII
TERMINATION AND AMENDMENT

Section 8.01        Termination.  This Agreement may be terminated at any time prior to the Closing Date:

(a)	by mutual consent of Buyer and Seller;

(b)
by either Buyer or Seller if the Closing shall not have been consummated before February 28, 2011 (unless the failure to consummate the Closing by such date shall be due to the action or failure to act of the party seeking to terminate this Agreement); or

(c)
by either Buyer or Seller if (i) the conditions to such party's obligations shall have become impossible to satisfy or (ii) any permanent injunction or other order of a court or other competent authority preventing the consummation of the Closing shall have become final and non-appealable.

Section 8.02        Effect of Termination.  In the event of the termination and abandonment of this Agreement pursuant to Section 8.01 hereof, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto or its affiliates, directors, officers or stockholders, other than the provisions of Sections 5.01(b) and  5.02(b).  Nothing contained in this Section 8.02 shall relieve any party from liability for any breach of this Agreement.

Section 8.03        Amendment.  This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

Section 8.04        Extension; Waiver.  At any time prior to the Closing Date, the parties hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

ARTICLE IX
MISCELLANEOUS

Section 9.01        Notices.  All notices and other communications hereunder shall be in writing (and shall be deemed given upon receipt) if delivered personally, telecopied (which is confirmed) or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)   if to Buyer, to:

Axiologix Education Corporation
501 Scarborough Dr., Suite 308E
Egg Harbor Township, New Jersey 08234
Attn: John P. Daglis, CEO
and

(b)   if to Seller, to

Edumedia Software Solutions Corporation
Parkway Plaza
110 Roosevelt Blvd.
Marmora, New Jersey 08223
Attn: J. Chris Tyson, CEO

Section 9.02        Descriptive Headings.  The descriptive headings herein are inserted for convenience only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

Section 9.03        Counterparts.  This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

Section 9.04        Entire Agreement; Assignment.  This Agreement (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof (other than any confidentiality agreement between the parties; any provisions of such agreements which are inconsistent with the transactions contemplated by this Agreement being waived hereby) and (b) shall not be assigned by operation of law or otherwise, provided that Buyer may assign its rights and obligations to any other wholly owned subsidiary of Buyer, but no such assignment shall relieve Buyer of its obligations hereunder if such assignee does not perform such obligations.

Section 9.05        Governing Law; Jurisdiction.  This Agreement will be deemed to be made in and in all respects will be interpreted, construed and governed by and in accordance with the law of the State of New York without regard to any applicable principles of conflicts of law. This Agreement shall not be interpreted or construed with any presumption against the party causing this Agreement to be drafted.  The parties agree that venue for any dispute arising under this Agreement will lie exclusively in the state or federal courts located in New York, New York, and the parties irrevocably waive any right to raise forum non conveniens or any other argument that New York, New York is not the proper venue.  The parties irrevocably consent to personal jurisdiction in the state and federal courts of the state of New York.  The parties consent to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof.  Nothing in this Section 9.05 shall affect or limit any right to serve process in any other manner permitted by law.  The parties hereby agree that the prevailing party in any suit, action or proceeding arising out of or relating to this Agreement shall be entitled to reimbursement for reasonable legal fees from the non-prevailing party.  The parties hereby waive all rights to a trial by jury.

Section 9.06        Specific Performance.  The parties hereto agree that if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, irreparable damage would occur, no adequate remedy at law would exist and damages would be difficult to determine, and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

Section 9.07        Expenses.  Whether or not the Closing is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

Section 9.08        Bulk Sales Laws.  Buyer and Seller each hereby waive compliance by Seller with the “bulk sales”, “bulk transfer” or similar laws of any state.  Seller agrees to indemnify and Buyer harmless against any and all claims, losses, damages, liabilities, costs and expenses incurred by Buyer or any of its affiliates as a result of any failure to comply with any such “bulk sales”, “bulk transfer” or similar laws.

Section 9.09        Parties in Interest.  This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person or persons any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

IN WITNESS WHEREOF, Seller and Buyer have caused this Agreement to be signed as of the date first written above.

AXIOLOGIX EDUCATION CORPORATION

By:

Name:  John P. Daglis

Title:  Chief Executive Officer

EDUMEDIA SOFTWARE SOLUTIONS CORPORATION

By:

Name:  J. Chris Tyson

Title:  Chief Executive Officer

Exhibit A

Assignment and Assumption Agreement

ASSIGNMENT AND ASSUMPTION AGREEMENT (this “Agreement”), dated as of January 24, 2011, between Axiologix Education Corporation, a Nevada corporation (“Buyer”) and Edumedia Software Solutions Corporation, a New York corporation (“Seller”).

 WHEREAS, Seller and Buyer have concurrently herewith consummated the purchase by Buyer of the Purchased Assets pursuant to the terms and conditions of the Asset Purchase Agreement, dated January 24, 2011, between Buyer and Seller (the “Asset Purchase Agreement”; terms defined in the Asset Purchase Agreement and not otherwise defined herein being used herein as therein defined);

WHEREAS, pursuant to the Asset Purchase Agreement, Buyer has agreed to assume certain liabilities and obligations of Seller;

NOW, THEREFORE, in consideration of the sale of the Purchased Assets and in accordance with the terms of the Asset Purchase Agreement, Buyer and Seller agree as follows:

1.  (a)  Seller does hereby sell, transfer, assign and deliver to Buyer all of the right, title and interest of Seller in, to and under the Purchased Assets.

(b)  Buyer does hereby accept all of the right, title and interest of Seller in, to and under the Purchased Assets and Buyer assumes and agrees to perform all of the obligations of Seller to be performed after the Closing Date under the Contracts included in the Purchased Assets.

2.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  It shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to conflict of laws.  Any action, suit, or proceeding arising out of, based on, or in connection with this Agreement or the transactions contemplated hereby may be brought in New York, New York and each party covenants and agrees not to assert, by way of motion, as a defense, or otherwise, in any such action, suit, or proceeding, any claim that it or he is not subject personally to the jurisdiction of such court, that its or his property is exempt or immune from attachment or execution, that the action, suit, or proceeding is brought in an inconvenient forum, that the venue of the action, suit, or proceeding is improper, or that this Agreement or the subject matter hereof may not be enforced in or by such court.

      IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first written above.

Axiologix Education Corporation

By:

Edumedia Software Solutions Corporation

By: